For Immediate Release


Contact: Rebecca Haas      (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                   DECLARES CASH DIVIDENDS ON PREFERRED STOCK

NEW YORK, December 13, 2000 -- The Bear Stearns Companies Inc. (NYSE: BSC) today announced its regular quarterly cash dividends on its outstanding shares of Adjustable Rate Cumulative Preferred Stock, 6.15% Cumulative Preferred Stock, 5.72% Cumulative Preferred Stock, and 5.49% Cumulative Preferred Stock.

         The Board of Directors declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of Adjustable Rate Cumulative Preferred Stock, Series A, payable January 15, 2001 to stockholders of record on December 29, 2000. In addition, other regular dividends declared by the Board of Directors include: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% Cumulative Preferred Stock, Series E, which is equivalent to
76.875 cents per related depositary share; (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% Cumulative Preferred Stock, Series F, which is equivalent to 71.50 cents per related depositary share; and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% Cumulative Preferred Stock, Series G, which is equivalent to 68.625 cents per related depositary share, all payable January 15, 2001 to stockholders of record on December 29, 2000.

         Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading and brokerage firm serving corporations, governments, institutions and individuals worldwide. With approximately $24.8 billion in total capital, the company's business includes corporate finance and mergers and acquisitions, public finance, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, equity and fixed income research, derivatives, asset management and custody services. Through Bear, Stearns Securities Corp., it offers prime broker and broker dealer clearing services, including securities lending. Headquartered in New York City, the company has more than 11,000 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco and San Juan; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Seoul, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our Web site at http://www.bearstearns.com.